Exhibit 99.1

Cingulate Inc. Reports Second Quarter 2023 Financial Results and Provides Clinical and Business Update

Werth Family Investment Associates Provides Additional Capital Investment

Phase 3 Adult Efficacy and Safety Trial of CTx-1301 Data Released

CTx-1301 Phase 3 Pediatric and Adolescent Studies Underway

KANSAS CITY, Kan., August 14, 2023 (GLOBE NEWSWIRE) — Cingulate Inc. (NASDAQ: CING) (Cingulate, or the Company), a biopharmaceutical company utilizing its proprietary Precision Timed Release™ (PTR™) drug delivery platform technology to build and advance a pipeline of next-generation pharmaceutical products, today provided financial results for the quarter ended June 30, 2023, as well as a clinical and business update. Among other highlights, the Company announced a $1 million dollar investment from Werth Family Investment Associates LLC (WFIA), top-line results following the completion of a Phase 3 Adult Efficacy and Safety Trial of CTx-1301, and the initiation of the CTx-1301 Phase 3 pediatric and adolescent studies.

“We believe the Phase 3 adult efficacy and safety trial is a significant clinical milestone and validation of what Cingulate has set out to accomplish: create the only ADHD medication that overcomes the major unmet needs of currently available treatments with clear and unmatched differentiation,” said Shane J. Schaffer, PharmD, Chairman and CEO, Cingulate.

Dr. Raul Silva, MD, Chief Science Officer added, “We are pleased with the results from this trial and believe they will be replicated in the ongoing Phase 3 pediatric and adolescent trials.”

Werth Family Investment Associates Provides $1 Million Investment

On August 11, 2023, Cingulate entered into a Securities Purchase Agreement with WFIA and issued, in a private placement priced at the market under Nasdaq rules, 1,823,155 shares of the Company’s common stock, par value $0.0001 per share at a purchase price per share of $0.5485, for aggregate gross proceeds to the Company of approximately $1.0 million.

Clinical Update

●	CTx-1301: Cingulate advanced its clinical program for CTx-1301 on the streamlined approval pathway under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act. As part of that effort:

Cingulate completed a Phase 3 adult dose-optimization study (NCT05631626) in June 2023 and announced top-line results in July 2023. Full results from the study, including safety data and patient reported outcomes from a pre- and post-trial questionnaire, have been accepted for presentation at the US Psych Congress in September 2023.

The Phase 3 CTx-1301-022 study assessed efficacy and safety along with onset and duration of CTx-1301 in an adult laboratory classroom. This single-site, small pilot study in 21 adults (age range: 18-55 years) with ADHD was not intended to, nor did it, achieve statistical significance on the primary efficacy endpoint. The findings did demonstrate that CTx-1301 demonstrated an average effect size of 1.79, greater than twice the effect size of current ADHD products across the entire active-day duration. A meta-analysis conducted by Faraone and Glatt (Clinical Psychiatry 71:6 June 2010) using 11 published studies with long-acting stimulants in adults demonstrated an average effect size of 0.73. Furthermore, CTx-1301 was well tolerated with one subject randomized to CTx-1301 experiencing treatment emergent adverse events (TEAEs), while three of subjects that were randomized to placebo experienced TEAEs.

In addition to the Phase 3 adult dose-optimization study, Cingulate initiated its pivotal Phase 3 fixed-dose pediatric and adolescent safety and efficacy study in July 2023 and a Phase 3 dose-optimization onset and duration study in pediatric patients in early August 2023. The pediatric and adolescent study – designated as the Mastery Study – and the pediatric onset and duration study are now recruiting patients.

Assuming positive clinical results from the upcoming Phase 3 trials, Cingulate plans to submit a New Drug Application (NDA) for CTx-1301 in the second half of 2024 under the Section 505(b)(2) pathway.

●	CTx-2103: Cingulate is constructing a clinical program for CTx-2103 (buspirone) for the treatment of anxiety on the streamlined approval pathway under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act. Based on the pharmacokinetic profile seen in the formulation study, which was completed in September 2022, CTx-2103 achieved the desired triple release of buspirone. These results provided the critical information required to allow the Company to request a Pre-IND meeting with the FDA to discuss the design of the Company’s clinical and regulatory programs for CTx-2103, which is expected to occur in the fourth quarter of 2023 to allow for a potential IND filing in the first quarter of 2024.

●	CTx-1302: A Phase 1/2 bioavailability study in ADHD patients for CTx-1302 (dextroamphetamine), Cingulate’s second asset for the treatment of ADHD, is planned for mid-2024. If results from this study are successful, pivotal Phase 3 clinical trials in all patient segments for CTx-1302 are expected to begin in late 2024 or early 2025.

Second Quarter Results

●	Cash Position: As of June 30, 2023, Cingulate had $0.3 million in cash and cash equivalents. Subsequent to June 30, 2023, Cingulate raised a total of $1.8 million in net proceeds from the At the Market Offering Agreement with H.C. Wainwright & Co., LLC and the purchase agreement with Lincoln Park Capital Fund LLC. The additional $1 million capital investment from WFIA closed on August 11, 2023. Cingulate expects its cash and cash equivalents will enable the Company to fund its research and development and operating expenditures into September 2023.

Management continues to evaluate additional strategies to obtain funding, which may include additional offerings of common stock, issuance of debt, or other capital sources, including potential collaborations with other companies or other strategic transactions.

Research & Development (R&D) Expenses: R&D expenses were $4.5 million for the three months ended June 30, 2023, compared to $2.2 million for the same period in 2022. R&D expenses were $6.6 million for the six months ended June 30, 2023, compared to $4.9 million for the same period in 2022. These changes are the result of increased development activity in 2023 as compared to 2022. The Company initiated the Phase 3 adult dose-optimization study for CTx-1301 in late 2022 and completed it in June 2023. Additionally, the Company completed manufacturing of Phase 3 clinical supply for CTx-1301 in the first half of 2023, and incurred start-up activities for two Phase 3 studies for CTx-1301: the pediatric dose optimization study and the fixed dose pediatric and adolescent safety and efficacy study.

General and Administrative (G&A) Expenses: G&A expenses were $1.9 million for both the three months ended June 30, 2023 and the three months ended June 30, 2022. G&A expenses were $3.6 million for the six months ended June 30, 2023, compared to $4.1 million for the same period in 2022. This change was primarily the result of a decrease in insurance costs related to a decline in the annual directors’ and officers’ insurance policy premium, which was renewed in December of 2022.

Net Loss: Net loss was $6.6 million for the three months ended June 30, 2023, compared to $4.0 million for the same period in 2022. Net loss was $10.6 million for the six months ended June 30, 2023, compared to $9.0 million for the same period in 2022. The increases in net loss are primarily due to the increases in development activity as described above.

About Cingulate®

Cingulate Inc. is a biopharmaceutical company utilizing its proprietary Precision Timed Release™ (PTR™) drug delivery platform technology to build and advance a pipeline of next-generation pharmaceutical products, designed to improve the lives of patients suffering from frequently diagnosed conditions characterized by burdensome daily dosing regimens and suboptimal treatment outcomes. With an initial focus on the treatment of Attention Deficit/Hyperactivity Disorder (ADHD), Cingulate is identifying and evaluating additional therapeutic areas where its PTR technology may be employed to develop future product candidates, such as anxiety disorders.

Cingulate is headquartered in Kansas City, KS. For more information visit Cingulate.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include all statements, other than statements of historical fact, regarding our current views and assumptions with respect to future events regarding our business, including statements with respect to our plans, assumptions, expectations, beliefs and objectives with respect to product development, clinical studies, clinical and regulatory timelines, market opportunity, competitive position, business strategies, potential growth opportunities and other statements that are predictive in nature. These statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “continue,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature. Readers are cautioned that any forward-looking information provided by us or on our behalf is not a guarantee of future performance. Actual results may differ materially from those contained in these forward-looking statements as a result of various factors disclosed in our filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on March 10, 2023. All forward-looking statements speak only as of the date on which they are made, and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Cingulate Inc.

Consolidated Balance Sheet Data

	June 30,	December 31,
	2023	2022
Cash, cash equivalents and short-term investments	$349,831	$5,356,276
Total assets	$5,227,447	$11,405,057
Total liabilities	$11,325,968	$7,523,035
Accumulated deficit	$(80,029,692)	$(69,408,496)
Total stockholders’ equity	$(6,098,521)	$3,882,022

Cingulate Inc.

Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Operating expenses:
Research and development	$4,455,927	$2,178,226	$6,584,543	$4,940,510
General and administrative	1,906,442	1,870,591	3,627,821	4,117,651
Operating loss	(6,362,369)	(4,048,817)	(10,212,364)	(9,058,161)

Interest and other income (expense), net	(253,940)	8,370	(408,832)	14,203
Loss before income taxes	(6,616,309)	(4,040,447)	(10,621,196)	(9,043,958)
Income tax benefit (expense)	-	-	-	-

Net loss	(6,616,309)	(4,040,447)	(10,621,196)	(9,043,958)
Net loss per share of common stock, basic and diluted	$(0.57)	$(0.36)	$(0.92)	$(0.80)

Investor Relations

Thomas Dalton

VP, Investor & Public Relations, Cingulate Inc.

TDalton@cingulate.com

913-942-2301

Matt Kreps

Darrow Associates

mkreps@darrowir.com

214-597-8200

Media Relations

Melyssa Weible

Elixir Health Public Relations

mweible@elixirhealthpr.com

201-723-5805

CING-US-127-0824